Exhibit 99.1

MEDIA CONTACT:

Michael Distefano

(310) 843-4199

michael.distefano@kornferry.com

Korn/Ferry to Split Chairman and CEO Role; Gary D. Burnison to Be Appointed CEO;

Paul C. Reilly to Remain Chairman of the Board

LOS ANGELES, CA, April 25, 2007 – Korn/Ferry International (NYSE:KFY), a premier global provider of talent management solutions, today announced that it will separate the roles of Chairman and Chief Executive Officer (CEO). Paul C. Reilly plans to transition the role of Chief Executive Officer to Gary D. Burnison, effective July 1, 2007. Burnison, 46, has been with the firm for five years and currently holds the positions of Chief Financial Officer (CFO) and Chief Operating Officer (COO). Reilly will remain a full-time executive of the firm and Chairman of the Board. Working together with Burnison, he will focus on market and strategic activities to further scale and grow the business.

“We have made remarkable strides over the past six years and now is a great time for Gary to assume the CEO role,” said Reilly, who joined Korn/Ferry as Chairman and CEO in July, 2001. “After weathering the worst recession in our industry’s history, we have diversified our strategy, solidified our balance sheet, achieved superior market share and assembled a great team of professionals worldwide. As our business continues its dramatic expansion, the need to meet with global clients, the increasing demand for top level recruiting and the fiduciary responsibilities of running a public company have become enormous. By supporting Gary in some of these roles together we can hit our ambitious growth goals. We must now scale our business as a true talent management solutions provider and this leadership structure is a key part of achieving this core objective.”

“We have had fantastic leadership under Paul and Gary and through this carefully planned and pragmatic effort, we believe we can unlock further growth for the firm,” said Patti Hart, Lead Director for Korn/Ferry. “This transition will allow Paul to spend more time in the marketplace and with clients, while Gary’s leadership as CEO will help us drive the growth and expansion of our businesses.”

Over the past five years, Korn/Ferry has grown 89% in fee revenue and market capitalization has improved by more than $700 million. “Paul’s vision and strategy restored Korn/Ferry during a difficult economic cycle and allowed us to outpace the industry over the past several years,” said Burnison. “I look forward to continuing to build off the momentum we have achieved and accelerate our strategy of establishing Korn/Ferry as the leading provider of talent management solutions.”

In the fourth quarter of fiscal 2007, the firm will record a net non-recurring pre-tax charge of approximately $4.5 million ($0.06 per share net of estimated tax) reflecting the combined effect of contract changes and a credit adjustment to a previously recorded lease restructuring reserve. The company also estimates that Q4’07 earnings per share (EPS) will be at the high end of the previously issued EPS guidance range, excluding the aforementioned one time charge.

Reilly has served as CEO and Chairman of the board of Korn/Ferry since joining the company in July 2001. Prior to joining Korn/Ferry, Reilly was the CEO of KPMG International from 1998 to 2001. Reilly began his tenure with KPMG in 1987 holding a series of senior positions in the Real Estate and Financial Services Consulting business.

Burnison joined Korn/Ferry in March 2002 as CFO and was promoted to COO in October 2003. Prior to joining Korn/Ferry, he was Principal and CFO of Guidance Solutions, a privately held consulting firm, from 1999 to 2001. Prior to that, Burnison served as an executive officer and a member of the board of directors of Jefferies & Company; before that he was a partner at KPMG.

The company has scheduled an analyst conference call for later today to discuss the transition plan.

About Korn/Ferry International

Korn/Ferry International, with more than 70 offices in 40 countries, is a premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to identify, deploy, develop, retain and reward their talent. For more information on the Korn/Ferry International family of companies, visit www.kornferry.com.

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